EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement on Form S-8 of our report dated March 3, 1997, except for the effects of adopting Statement of Financial Accounting Standards No. 128, "Earnings Per Share," as discussed in Note 1 to the consolidated financial statements, as to which the date is March 19, 1998, on our audits of the consolidated financial statements of St. Mary Land and Exploration Company as of December 31, 1996 and for the years December 31, 1996 and 1995, which report is included in the Company's Form 10-K for the year ended December 31,1997.



/s/ COOPERS & LYBRAND L.L.P.

Denver, Colorado
June 30, 1998



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